Exhibit 1A-12a

8480 E. Orchard Road, Ste. 2000, Greenwood Village, CO 80111
Phone: 720.306.1001 — E-Mail: fay@doidalaw.com — Web: www.doidalaw.com

October 30, 2017

American Gas & Technology LP
1270 SE Monmouth Cutoff Road
Dallas, Oregon 97338

Gentlemen:

We are acting as counsel to American Gas & Technology LP (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A.  The Offering Statement covers 5,000,000 units of limited partnership interest (the “Units”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.          The Units have been duly authorized by all necessary corporate action of the Company.

2.          When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Units will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regula-tions of the Commission thereunder.

Very truly yours,

/s/ Doida Law Group LLC

DOIDA LAW GROUP LLC